Exhibit 3.9

FORM OF OPTION AWARD AGREEMENT

LEVEL BRANDS, INC.
4521 Sharon Road
Suite 407
Charlotte, NC 28211

[DATE]
_________________
_________________
_________________

Re:
Stock Option

Dear __________:

We are pleased to advise you that, on [_______], the Board of Directors of Level Brands, Inc., a North Carolina corporation (the “Company”) authorized the Award to you of an option to purchase [_______] shares of our common stock, par value $0.001 per share (the “Option”), upon the following terms and conditions:

1.
The Option is granted in accordance with and subject to the terms and conditions of the Company’s 2015 Equity Compensation Plan (the “Plan”).

2.
The Option is [an incentive] [non-qualified] stock option.

3.
The Option is exercisable commencing on [__________] and terminating at 5:00 pm New York time on [__________].

4.
The price at which the Option may be exercised is $[_____] per share.

5.
The Option is non-transferable and may be exercised, in whole or in part, during the exercise period, only by you, except that upon your death, the Option may be exercised strictly in accordance with the terms and conditions of the Plan.

6.
The exercise price and number of shares issuable upon exercise of the Option (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

7.
If, neither the Option nor the Option Shares have been registered under the Securities Act of 1933, as amended (the “Act”), and the Option Shares may not be sold, assigned, pledged, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption from registration. All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares. There is [currently no public market for the Company’s securities and there is] no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

8.
In order to exercise the Option, you must provide us with written notice that you are exercising all or a portion of your Option. The written notice must specify the number of Option Shares that you are exercising your Option for, and must be accompanied by the exercise price described in paragraph 4, above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

9.
No rights or privileges of a shareholder of the Company are conferred by reason of the grant of the Option to you. You will have no rights of a shareholder until you have delivered your exercise notice to us and we have received the exercise price of the Option in cleared funds.

You understand that the Plan contains important information about your Option and your rights with respect to the Option. The Plan includes terms relating to your right to exercise the Option; important restrictions on your ability to transfer the Option or Option Shares; provisions relating to adjustments in the number of Option Shares and the exercise price; and early termination of the Option following the occurrence of certain events; including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Option, you agree to abide by the terms and conditions of the Plan.

10.
Our business is subject to many risks and uncertainties. We may never operate profitably. The exercise of your Option is a speculative investment and there is no assurance that you will realize a profit on the sale of Option Shares received upon exercise of your Option.

11.
The Option will become effective upon your acknowledgment of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

12.
This Agreement and Plan contain all of the terms and conditions of your Option and supersedes all prior agreements or understandings relating to your Option. This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of law provisions thereof.

13.
This Agreement may not be amended orally.

Very truly yours,

__________________________
Martin A. Sumichrast,
Chief Executive Officer

AGREED TO AND ACCEPTED THIS
_____ DAY OF ________ 20__
________________________________
(Signature)

_________________________________
(Print Name)

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